EXHIBIT 10.1

AMENDED AND RESTATED
ADMINISTRATIVE SERVICES AGREEMENT

This Amended and Restated Administrative Services Agreement (this "Agreement") is entered into effective December 31, 2011 (the "Effective Date") between CP Technologies LLC, an Oregon limited liability company f/k/a WS Technologies LLC ("CPT"), and Aequitas Capital Management, Inc., an Oregon corporation ("Aequitas").

RECITALS

A.           Effective December 31, 2009, CPT and Aequitas entered into that certain Administrative Services Agreement (the "Original Agreement") pursuant to which CPT engaged Aequitas to provide certain management services functions necessary for the operation of CPT's business.

B.           Effective as of the Effective Date, CPT terminated all of its employees (the "Former CPT Employees") and Aequitas hired the Former CPT Employees with the intention of entering into an arrangement pursuant to which Aequitas will loan out the Former CPT Employees to CPT (the "Employee Loan-Out Arrangement").

C.           The parties desire to amend and restate the Original Agreement to, among other things, (1) reflect the change of CPT's name from "WS Technologies LLC" to "CP Technologies LLC" and (2) memorialize the terms and conditions of the Employee Loan-Out Arrangement.

AGREEMENT

The parties agree as follows:

1.           Restatement of Original Agreement.  This Agreement completely restates and replaces the Original Agreement, which is hereby agreed to be void and of no further force or effect.

2.           Scope of Engagement.

2.1           Engagement.  CPT hereby engages Aequitas, and Aequitas accepts the engagement from CPT, to (a) render the Management Services (as defined below) and (b) loan-out the Dedicated CPT Employees (as defined below), in each case as more specifically described in this Agreement.

2.2           Management Services.  Aequitas will provide CPT with the support services described in the attached Exhibit A (collectively, the "Management Services").  CPT acknowledges and agrees that, except with respect to the CPT Dedicated Employees, the services of Aequitas personnel will not be provided on a full-time or exclusive basis for CPT.  Either party may change the Management Services (including terminating a particular Management Service) upon 180 days prior written notice to the other party.

2.3           Employee Loan-Out Arrangement.  Effective as of the date of this Agreement, each Former CPT Employee will be employed by Aequitas for the purpose of providing services to CPT in accordance with the terms and conditions set forth in this Section 2.3.  The Former CPT Employees, together with all persons designated in the future under this Agreement, are referred to herein as the "Dedicated CPT Employees."

(a)           Hiring and Terminating Dedicated CPT Employees.  From time to time after the Effective Date, CPT may designate additional persons to be hired by Aequitas for the purpose of providing services to CPT.  CPT reserves the right to terminate the employment of any Dedicated CPT Employee by notice to Aequitas.

(b)           Supervision of Dedicated CPT Employees.  CPT will have the full right and responsibility to manage, supervise and oversee each Dedicated CPT Employee and to determine the duties to be performed by each Dedicated CPT Employee.  Subject to the preceding sentence, Aequitas will be responsible for performing the administrative functions with respect to the Dedicated CPT Employees that are customarily performed by an employer for its employees.

(c)           Compensation, Benefits and Taxes.

(i)           Aequitas will employ the Dedicated CPT Employees for the salaries or hourly wages as are established by CPT, subject to Aequitas' approval.  Any incentive or bonus compensation paid to the Dedicated CPT Employees will be determined by CPT, provided that such incentive or bonus compensation is consistent with the policies pursuant to which Aequitas offers bonus or incentive compensation to its employees.  All regular and incentive or bonus compensation of the Dedicated CPT Employees will be paid by Aequitas, subject to applicable withholding tax statutes, according to its normal payroll practices.

(ii)           Aequitas will pay all workers' compensation insurance premiums, unemployment insurance assessments and all other insurance, taxes and assessments required under, and will comply with all applicable tax reporting requirements imposed by, federal, state or local law with respect to the Dedicated CPT Employees.

(iii)           Aequitas will provide or offer the Dedicated CPT Employees medical, dental, life and disability insurance, retirement benefits, vacation and absences from work benefits and other fringe benefits on the same terms and conditions as are provided or offered by Aequitas to its employees.

(d)           At-Will Status.  Nothing in this Agreement alters any Dedicated CPT Employee's at-will employment status with Aequitas.  No Dedicated CPT Employee is a party to this Agreement or a third party beneficiary of this Agreement.

3.           Fees and Costs.

3.1           Service Fees.  As consideration for the Management Services, CPT will pay Aequitas the fees ("Fees") set forth on the attached Exhibit A.  Unless otherwise agreed, the Fees will increase by 3% on January 1 of each year, beginning January 1, 2013.  All Fees owed to Aequitas will be invoiced monthly in arrears by Aequitas and will be paid by CPT within 15 days after receipt of invoice, except for any portion of an invoice that CPT disputes (acting reasonably and in good faith). The Fees for any partial month will be appropriately prorated.

3.2           Employee Loan-Out Costs.  As consideration for the Employee Loan-Out Arrangement, CPT will reimburse Aequitas for 100% of the Cost of providing the Dedicated CPT Employees to CPT.  "Cost" means the (a) direct labor amount (i.e. salaries, wages, bonus and incentives) paid by Aequitas to the Dedicated CPT Employees, plus FICA, FUTA, SUTA, workers' compensation, fringe benefits, general liability insurance, and any other state, local or federal tax requirements, (b) reasonable costs and expenses incurred by Aequitas in providing medical, dental, life and disability insurance, retirement benefits, vacation and absences from work benefits and other benefits, (c) the other reasonable costs and expenses incurred by Aequitas in providing the Dedicated CPT Employees to CPT, such as payroll service fees and administrative expenses.  Aequitas and CPT intend that the amounts paid by CPT to Aequitas pursuant to this Section 3.2 will compensate Aequitas for the costs and expenses incurred by Aequitas in providing the Dedicated CPT Employees to CPT only, and that Aequitas shall not receive management fees or profit in connection with providing the Dedicated CPT Employees to CPT.  All Costs owed to Aequitas will be invoiced monthly and paid within 3 business days of receipt of invoice.

3.3           Payments.  All other amounts that are owed to Aequitas under this Agreement will be invoiced monthly in arrears by Aequitas and will be paid by CPT within 15 days after receipt of invoice, except for any portion of an invoice that CPT disputes (acting reasonably and in good faith).

4.           Independent Contractor Status.  All Aequitas personnel assigned by Aequitas to provide services to CPT under this Agreement, including the Dedicated CPT Employees, are and will remain employees of Aequitas or other affiliates of Aequitas, and are not employees of CPT.  The manner and means of providing the Management Services under this Agreement will be within the sole control of Aequitas and its personnel, subject only to the limitations set forth in this Agreement.

5.           Term and Termination.

5.1           Term of Agreement; Termination.  This Agreement will continue in effect until (a) either party gives the other party 180 days' notice that it is terminating this Agreement, or (b) the parties mutually agree in writing to earlier termination.  Either party may also terminate this Agreement by written notice to the other upon: (i) failure by the other  party to perform any material term, covenant or condition of this Agreement, or breach of any representation or warranty of the other party in this Agreement, and such failure or breach continues for a period of 30 days after the receipt of a notice of such failure or breach, or (ii) upon the initiation of a proceeding against the other party under any bankruptcy law by or against the other party, or if that party is adjudged insolvent or makes an assignment for the benefit of creditors.  In addition, Aequitas may terminate this Agreement by written notice to CPT upon failure by CPT or CarePayment Technologies, Inc. to perform any material term, covenant or condition of, or breach of any representation or warranty in the Sublease dated December 31, 2009 between CPT and Aequitas or the Amended and Restated Advisory Services Agreement dated December 31, 2009 between CarePayment Technologies, Inc. and Aequitas, as applicable, and such failure or breach continues for a period of 30 days after the receipt by CPT of a notice of such failure or breach.

5.2           Effect of Termination of Agreement.  The termination of this Agreement will be without prejudice to the rights and obligations of the parties that have vested prior to the effective date of such termination, including Aequitas' right to receive Fees for Management Services performed and Costs for Dedicated CPT Employees provided by Aequitas prior to the effective date of such termination as provided in Section 3, and CPT's obligation to pay such amounts.  For purposes of clarity, CPT will owe Aequitas the pro rata portion of the Fees and Costs for the Management Services performed and the Dedicated CPT Employees provided by Aequitas to CPT through the date of termination.

6.           Representations.  Each party represents and warrants to the other that it has full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder, and that this Agreement constitutes a valid and legally binding obligation of that party, except as such enforcement may be limited by bankruptcy or reorganization laws or by general principles of equity.  Aequitas represents and warrants to CPT that: (a) Aequitas will perform the Management Services in a good and workmanlike manner, in accordance with generally accepted professional and other applicable standards effective at the time of performance, and in accordance with this Agreement; and (b) the Management Services will be provided using such Aequitas employees, contractors and other personnel that are skilled, adequately trained, licensed and properly authorized to carry out their respective duties in the performance of the Management Services.

7.           Nonsolicitation.  Each party agrees that for a period of two years following the termination of this Agreement for any reason, neither party will, directly or indirectly, (a) contact, call upon, solicit or assist any person in contacting, calling upon or soliciting the other party's clients for the purpose of selling services or products offered by the other party, or (b) request or encourage any clients, suppliers or employees (other than the Dedicated CPT Employees) of the other party to curtail, reduce or cancel their business or employment with the other party.  "Clients" shall include any person who has engaged the party's services or who has paid fees, directly or indirectly, to the party during the 24 months prior to the termination of this Agreement.  In addition, neither party will employ or attempt to employ, directly or indirectly, or cause to be employed by another, any person who was at any time during the year prior to the termination of this Agreement, a management employee, officer or director of Aequitas or of any of its subsidiaries or affiliates, nor shall either party form any partnership with or establish any business venture in cooperation with such person, without the express written consent of the other party; provided, however, that the foregoing obligation will not extend to any employee of Aequitas who was a Dedicated CPT Employee.

8.           Compliance. Each party agrees to comply with all applicable Federal, State and local laws, rules, regulations, ordinances and directives regarding the Management Services, including but not limited to compliance with the CarePayment® Program Manual and Aequitas Investment Management Compliance Manual.

9.           Miscellaneous.

9.1           Indemnification.  Each party (the "Indemnifying Party") agrees to indemnify and hold harmless the other party, its affiliates and each of their respective directors, officers, agents, consultants, employees and controlling persons (collectively, "Indemnified Persons") from and against any claims, losses, damages, expenses and liabilities or actions in respect thereof (collectively "Claims") (including all legal fees and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any Claims, whether or not in connection with any pending or threatened litigation in which any Indemnified Person is named a party), to which any of such Indemnified Persons may become subject and which are related to or arise out of (a) any actions taken or omitted to be taken by the Indemnifying Party, its employees and agents due to gross negligence, bad faith or willful misconduct or (b) any breach by the Indemnifying Party of any of the representations, warranties or covenants made by it under this Agreement.  The obligations of the Indemnifying Party referred to above will be in addition to any rights that any Indemnified Person may otherwise have.  These indemnification obligations will survive any termination of this Agreement or completion of Aequitas' services pursuant to this Agreement.

9.2           Third Party Beneficiaries; Successors and Assigns.  No party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other party.  This Agreement will be binding upon and inure to the benefit of each of the parties and their respective permitted successors and assigns.  There are no third party beneficiaries of this Agreement other than Indemnified Persons.

9.3           Entire Agreement; Modification or Waiver.  This Agreement sets forth the entire understanding of the parties and constitutes the entire agreement between the parties with respect to the matters contained in this Agreement, and supersedes all prior oral or written representations, proposals, correspondence, discussions, negotiations and agreements.  No amendment, modification or waiver of this Agreement will be binding or effective for any purpose unless it is made in writing and signed by the party against whom enforcement of such amendment, modification or waiver is sought.  No delay on the part of CPT or Aequitas in the exercise of any of their respective rights or remedies will operate as a waiver thereof, and no single or partial exercise by CPT or Aequitas of any such right or remedy will preclude other or further exercises thereof.  A waiver of any right or remedy on any one occasion will not be construed as a bar to or waiver of any such right or remedy on any other occasion.

9.4           Severability.  Whenever possible, each provision and term of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement will be held to be prohibited by or invalid under such applicable law, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement; provided, however, that the parties will negotiate in good faith with respect to an alternative provision that will effectuate the intent of the invalidated covenant, agreement or provision.

9.5           Confidential Information.  Aequitas acknowledges that the information, observations and data relating to the business of CPT (collectively, "Confidential Information") are the property of CPT, regardless of how, when or in what capacity Aequitas obtains any such Confidential Information.  Aequitas will use such Confidential Information only for the purposes set forth in this Agreement and Aequitas will not knowingly disclose such Confidential Information to any other person, firm or entity without the prior written consent of CPT, unless and to the extent that the aforementioned Confidential Information becomes generally known to and available for use by the public other than as a result of Aequitas' acts or omissions to act.  The parties agree that the covenant described in this subsection will survive the termination of this Agreement for a period of three years.

9.6           Notices.  Each notice, consent, request, or other communication required or permitted under this Agreement will be in writing, will be delivered personally or sent by certified mail (postage prepaid, return receipt requested) or by a recognized US overnight courier, and will be addressed as follows:

If to CPT:	CP Technologies LLC Attn: President 5300 SW Meadows Road, Suite 400 Lake Oswego, OR 97035

If to Aequitas:	Aequitas Capital Management, Inc. Attn: Legal Department 5300 SW Meadows Road, Suite 400 Lake Oswego, OR 97035

Each notice, consent, request, or other communication will be deemed to have been received by the party to whom it was addressed (a) when delivered if delivered personally; (b) on the second business day after the date of mailing if mailed; or (c) on the date officially recorded as delivered according to the record of delivery if delivered by overnight courier.  Each party may change its address for purposes of this Agreement by giving written notice to the other party in the manner set forth above.

9.7           Captions; Interpretation.  The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The terms of this Agreement are the product of negotiation between the parties and are not to be construed as being drafted solely by one party, and no presumption is to arise therefrom in favor of either party.   The words "will" and "shall" have the same meaning.  The words "include," "includes" and "including" shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

9.8           Counterparts.  This Agreement may be executed in counterparts.  Each counterpart will be considered an original, and all of them, taken together, will constitute a single Agreement.  This Agreement may be delivered by facsimile or electronically, and any such delivery will have the same effect as physical delivery of a signed original.  At the request of any party, the other party will confirm facsimile or electronic transmission signatures by signing an original document.

9.9           Law and Venue.  This Agreement will be governed by and construed in accordance with the laws of the State of Oregon without giving regard to its choice or conflict of laws provisions.  Any dispute arising out of this Agreement to enforce or interpret this Agreement will be commenced and heard exclusively in Multnomah County, Oregon.

9.10           Attorney Fees.  In connection with any legal action to enforce or interpret any provision of this Agreement, the prevailing party in such action will be entitled to collect from the other party the reasonable legal fees and related disbursements incurred by such prevailing party in such action, including any appellate or bankruptcy proceeding.

[Signatures on following page]

IN WITNESS WHEREOF, this Agreement is executed as of the first date set forth above.

CP TECHNOLOGIES LLC By: CarePayment Technologies, Inc., its Manager

By:	/s/ Patricia J. Brown
Name:	Patricia J. Brown
Title:	Chief Financial Officer

AEQUITAS CAPITAL MANAGEMENT, INC.

By:	/s/ Robert J. Jesenik
Robert J. Jesenik, President

Signature Page to Amended and Restated Administrative Services Agreement

EXHIBIT A
TO
AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT
BETWEEN
CP TECHNOLOGIES LLC AND AEQUITAS CAPITAL MANAGEMENT, INC.

Set forth below are the services and resources to be provided by Aequitas to CPT pursuant to the Administrative Services Agreement to which this schedule is attached.

The charges detailed below address regular, recurring services.  Aequitas will also provide certain services that are more ad hoc in nature and those services will be charged on a variable/as used basis.  These charges will be billed directly to CPT on a monthly basis and paid pursuant to Section 3 of the Agreement.

Legal Services will be variable and charged monthly, billable at $200/hr.

Compliance Services

Monthly fixed cost - $10,600

Services provided:
•	Oversight of CarePayment® compliance program
•	Direct dealing with banking partners and their third parties
•	Ongoing audits
•	Employee training, advice and counsel
•	Legal reviews and regulatory update monitoring

Accounting Services (CPT)

Monthly fixed cost - $24,000

Services provided:
•	Settlement/reconciliations with hospital clients
•	Communication with financing partners
•	Funding requests
•	Annual audit coordination
•	Budgeting
•	Monthly financial reporting (internal and external partners)
•	Billing
•	Processing cash rebates to clients
•	G/L maintenance
•	Treasury/banking relationships
•	Financial reporting
•	Public company reporting and filings
•	Tax planning
•	Facilitation of annual audit and tax preparation
•	Accounts Receivable / Accounts Payable

HR/Personnel Services

Monthly fixed cost - $7,600

Services provided:
•	New employee setup
•	Payroll
•	Employee relations
•	Labor and employment
•	Benefit administration and renewal
•	Management/staff training
•	Administration
•	Oversight of performance management process
•	Employee safety – OSHA compliance

IT  Services

Monthly fixed cost (support) - $7,600
Monthly fixed cost (hardware/software/voice/data) - $6,400

Services provided:
•	Desktop and platform support services
o	User and infrastructure management and support
•	Application development and support
o	Resource and process management
•	Infrastructure Platform
o	CP system hardware (FTP, RPTMGR)
o	CP user hardware (laptops, desktops)
o	Shared hardware (email, networking, backup/recovery)
o	Printers/copiers (workroom 1 and 2)
o	Phone/voicemail
o	Cell phones
o	Computers
•	Software acquisition and management
o	Core desktop licenses (Office, Virus, Windows)
o	WebEx
•	Voice/data
o	Voice services
o	Data services
o	Mobile services (cell phones, data cards)

All costs associated with projects beyond the scope of the services outlined above will be billed to CPT monthly and will include a 15% administrative charge.  This may include, but is not limited to, employee travel, implementation services, corporate transactional support and assistance with mergers and acquisitions.  Any employee time on such variable charged services will be at $150 per hour.  Specific computing hardware and software purchased for CPT will be billed at cost.